EXHIBIT 10.1

CONSULTANT SERVICE AGREEMENT

This Consultant Service Agreement (“Agreement”) is made and entered into by and between Sky Petroleum, Inc., a Nevada corporation (“Company”), and ETDDM Corporation, a Seychelles International Business Company (IBC) incorporated in the Republic of Seychelles (“Consultant”), effective the 1st of December, 2011 (the “Effective Date”).  Consultant and Company are referred to herein as the “Parties.”

WHEREAS, Consultant and certain of Consultant’s directors have experience, know-how, qualifications, authority and expertise to provide consultation and advice to Company with respect to management, corporate financing and corporate development;

WHEREAS, Company owns certain oil and gas property rights in Albania (the “Business”) under the terms of the Production Sharing Contract for the exploration and development of Blocks 4, 5, and Dumre (the “PSC”) between Sky Petroleum and the Ministry of Economy Trade and Energy of Albania, acting by and through the National Agency of Natural Resources (“AKBN”), approved by the Council of Ministers (No. 958) on November 24, 2010;

WHEREAS, Company desires to appoint one of Consultant’s directors, Tobias Gondorf, in his capacity as director of Consultant (the “Consultant Director”), as Interim Chief Executive Officer of Company (the “Interim CEO”) and to retain Consultant as consultant to use Consultant’s and Consultant Director’s experience, know-how, qualifications and expertise in connection with the Business and the PSC under terms and conditions set forth in this Agreement; and

WHEREAS, Consultant desires to have Consultant Director serve on behalf of Consultant as the Interim CEO and to provide services and expertise related to the Business and the PSC for the consideration set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, Company and Consultant agree as follows:

1.	TERM

The term of this Agreement will be for a term of one year beginning on the Effective Date and continuing on a month to month basis thereafter until terminated (the “Term”); provided however, that the Board of Directors reserves the right to terminate this Agreement following a ninety (90) day probationary period (the “Probation Period”) or upon the appointment of a full time Chief Executive Officer.

2.	APPOINTMENT AS INTERIM CEO

Consultant and Consultant Director accept the appointment as Interim CEO to serve in that capacity as a consultant to the Company and its Board of Directors. Consultant and Consultant Director will not become and serve as a member of Company’s Board of Directors.

Advisory Board Agreement

3.	DUTIES OF CONSULTANT

Except as otherwise expressly provided below, during the Term:

3.1.
Consultant Director on behalf of Consultant shall serve as the Interim CEO of the Company and carry out the duties of the Chief Executive Officer until a permanent Chief Executive Officer  is appointed; assist Company with the development and implementation of its business strategy; the negotiation and resolution of certain matters arising out of the PSC; corporate financing and capital raising and such other services as may reasonably be requested by the Board of Directors of Company (“Services”).

3.2.
Consultant Director on behalf of Consultant shall perform Services diligently and in accordance with sound and generally accepted industry standards and all applicable laws.  During the Term of this Agreement, Consultant Director shall devote such portion of its/their time, attention, skill and energy to the Company as may be reasonably required to perform the Services required by this Agreement, and shall assume and perform to the best of its ability such of the Services required under this Agreement or as the Company shall request from Consultant and Consultant Director from time to time under the terms of this Agreement.  If the Consultant is unable to provide the services of the Consultant Director as Interim CEO then the agreement will terminate immediately.

3.3.
Consultant and Consultant Director shall avoid any impropriety or conflicts that would reasonably be expected to have a material adverse affect on the Company or the Business.  Consultant and Consultant Director shall act in Company’s best interests in the furtherance of the Business and shall not (i) make representations about the Company or its business that are untrue, misleading or inconsistent with written materials prepared by Company, (ii) disparage any competitor of Company or (iii) take any other action that would reasonably be expected to damage the reputation or goodwill of the Company.

3.4.	Consultant shall comply with all applicable law, including but not limited to, United States securities laws.

3.5.
Consultant shall be solely responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if a taxing authority determines in writing that Company is liable for collection and/or remittance of any such taxes, Company may withhold compensation payable under this Agreement in such amount as may be reasonably be estimated to provide for such remittance of taxes by Company and Consultant shall promptly reimburse Company for all such additional payments that Company has theretofore made.

3.6.
Consultant shall maintain reasonably complete written records of its activities undertaken on behalf of Company in connection with the Services, such records to be the property of Company, and Consultant shall submit written reports to

Advisory Board Agreement

Company for additional records at such times as Company may reasonably request.

4.	WARRANTIES, REPRESENTATIONS, COVENANTS AND ETHICAL OBLIGATIONS OF THE PARTIES

4.1	Consultant warrants, represents and acknowledges that:

(a)
Consultant has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  This Agreement constitutes the valid and binding obligations of Consultant enforceable against Consultant in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)
Consultant is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of this Agreement.

(c)
In respect of any business for which Consultant provides Services to Company, the Consultant has not paid and will not pay any political contributions, bribe, payment or any consideration in connection with the Services or the Business.

(d)
Consultant is aware of and will comply with those laws of the United States of America, which are applicable to Company’s relationship with Consultant, including the Foreign Corrupt Practices Act of 1997, as amended.

(e)
As of the date of this Agreement and during the Term, no official of the government, any agency or state-owned company, any political party, or any public international organization, has or will own, directly or indirectly, any legal or beneficial interest in Consultant, Consultant’s rights under this Agreement or Company’s payments hereunder.

(f)
Consultant has received a copy of Company’s corporate governance policies and its code of ethics, and Consultant will do nothing in the performance of the Services which will be in conflict with Company corporate governance policies or its code of ethics.

4.2	Consultant will not solicit or cause to be solicited the employment of or hire any employee of Company or circumvent any opportunity of Company for a period of one year after the end of the Term.

Advisory Board Agreement

4.5
Consultant shall give prompt notice to Company if Consultant has failed to materially comply with or has breached any of its warranties, representations or obligations hereunder.  The warranties and representations and obligations herein shall survive termination of this Agreement for a period ending two years after the end of the Term, unless otherwise expressly provided in this Agreement.

4.6	Company warrants, represents and acknowledges that:

(a) it holds a current and valid Directors’ & Officers’ liability insurance (D&O Insurance) in place with a reputable United States of America insurance provider to cover any litigation against one or all of its directors or officers;

(b) it will add Consultant Director, Tobias Gondorf, to the individuals covered by its D&O Insurance during the time Consultant acts as Interim CEO;

(c) it will provide ongoing D&O Insurance coverage for Consultant Director, Tobias Gondorf, for two (2) years after termination of Consultant’s role as Interim CEO;

(d) all federal, state and local taxes, and all social security, pension and other employee benefit related payments have been duly paid as of this date and the Company is current on all of those; and that

(e) neither Consultant nor any of its directors have received any non-publicly available information concerning the Company, and that Company has made all proper and necessary announcement and public filings with regards to its operations and any material events.

5.           CONTRACTOR

5.1	Consultant shall perform all Services as a contractor and understands and agrees that the appointment as Interim CEO is intended to be an interim appointment.

5.2	Consultant shall not, on Company’s behalf, negotiate or enter into any non-ordinary course of business agreements without Company’s Board of Directors prior consent and approval.

5.3	Except as otherwise approved by the Company’s Board of Directors, Consultant is not entitled to any benefit or participate in any benefit plan that Company may provide for its employees or officers.

5.4	Consultant Director as Interim CEO will be primarily based in London and at Company’s offices in Albania.

5.5	All reasonable direct expenses (including, but not limited to, travel and living expenses) related to performing Services by Consultant shall be borne and paid for by the Company.

Advisory Board Agreement

6.	COMPENSATION FOR SERVICES

6.1	Company shall pay Consultant, as complete compensation for Services, as follows:

(a)	a signing bonus of 100,000 shares of common stock of the Company (the “Bonus Shares”), issuable within ten business days of Consultant Director’s appointment as Interim CEO;

(b)	a Consultant fee of US$15,000 per month, payable in accordance with the Company’s standard payment practices;

(c)
commencing beginning on March 1, 2012, a retention fee of 150,000 shares (the “Retention Shares”) for each three month period of service as the Interim CEO under this Agreement, and payable each June 1, September 1, December 1 and March 1, thereafter during Consultant’s service as the Interim CEO; and

(d)
a grant of 250,000 stock options (the “Stock Options”) under the Company’s stock option plan, exercisable to acquire shares of common stock at $ 0.25 per share, and vesting on the six (6) month anniversary of such grant or immediately upon a change of control of the Company.

None of the Bonus Shares, Retention Shares, Stock Options or the common stock acquirable upon exercise of the Stock Options have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and are deemed “restricted securities” as defined under Rule 144(a)(3) of the Securities Act.

7.           NO ASSIGNMENT

7.1	Consultant shall not delegate or assign any of its rights or obligations under this Agreement.

8.           CONFIDENTIALITY

8.1
Consultant shall keep confidential all information provided by Company which is designated as proprietary or confidential or developed by Consultant hereunder.  Such information shall be the property of Company.  Consultant shall not disclose any such proprietary or confidential information to any third party except with Company’s prior written consent.  Company shall own all intellectual property rights and copyrights in such information.  This obligation shall not apply to information which (a) is or becomes part of the public domain or is publicly disclosed by a source other than Consultant, (b) is or has been disclosed to Consultant from a source other than Company without violation of any obligation of confidentiality or (c) is independently developed by Consultant other than for purposes of this Agreement prior to Consultant’s receipt of such information from Company.

Advisory Board Agreement

8.2	The obligations in this Article 8 shall survive termination of this Agreement for three (3) years.

9.           TERMINATION

9.1	This Agreement may be terminated by either party with 30 days written notice.

10.           CHOICE OF LAW AND FORUM; RESOLUTION OF DISPUTES

10.1
This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Texas, Travis County, United States of America, without regards to conflicts of laws principles, except for any statute of the United States of America which would require application of another country’s law.

10.2
All disputes relating to or arising out of this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators, of whom Company shall select one, Consultant shall select another and the two arbitrators so selected shall select the third.   The place of arbitration shall be Austin, Texas and the language of arbitration shall be English.  The parties waive any right to appeal to the court given under Section 45, Section 69 or any other Section of the Arbitration Act 1996.

10.3	In no event shall either party be liable to the other for any consequential, indirect, incidental, or punitive damages arising out of, or in connection with, this Agreement.

12.           NOTICES AND COMMUNICATIONS

All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person or when sent by facsimile or e-mail to the following addresses:

To Company:

Name:	Mr. Michael Noonan
Title:	Secretary
Company:	Sky Petroleum, Inc.
Address:	401 Congress Avenue, Suite 1540 Austin, TX 78701
Phone:	+ 1-512-687-3427
Email:	mnoonan@skypete.com

To Consultant:

Name:	ETDDM Corporation
Address:	57 Prince’s Gate London SW7 2PG United Kingdom

Advisory Board Agreement

Phone:	+44 773 0065 760
Email:	tgondorf@hotmail.com
Attention:	Tobias Gondorf – Director

Notices will be deemed effective on delivery for personal delivery, 24 hours after transmission by facsimile or e-mail and 72 hours after transmission by reputable international delivery service.  Either party may change the above addresses and numbers by giving notice of the change to the other party.

13.           MISCELLANEOUS

13.1
This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no prior promises or agreements, written or oral, express or implied, shall be of any force or effect.

13.2	This Agreement may be modified or amended only by written instrument executed by both parties.

13.3
No waiver by either party of any default or breach by the other party shall be construed as a waiver of any future default or breach.  No waiver of breach or default shall be implied from the acceptance of any payment or service.

13.4	The headings used in this Agreement are for convenience only and shall not be used for purposes of construction or interpretation.

IN WITNESS WHEREOF, the undersigned have entered into the Agreement, intending to be legally bound thereby.

Executed this _____21st___ day of November, 2011.

COMPANY

Sky Petroleum, Inc.

/s/ Karim Jobanputra
Karim Jobanputra, Chairman of the Board of Directors

CONSULTANT

ETDDM Corporation

/s/ Tobias Gondorf
Tobias Gondorf, Director

Advisory Board Agreement